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                                                Filed Pursuant to Rule 424(b)(3)
                                                  Registration No. 333-112334-01


                         SEQUOIA MORTGAGE TRUST 2004-4

                       Mortgage Pass-Through Certificates

                       SEQUOIA RESIDENTIAL FUNDING, INC.
                                   Depositor

                                  May 26, 2004

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                  SECURITY                            PROSPECTUS SUPPLEMENT                  TOTAL GROSS PROCEEDS OF 5/24/04
                                                                                                        OFFERING

        Sequoia Mortgage Trust 2004-4                  Dated April 14, 2004
            Class X-1 Certificate                Risk Factors Begin on Page S-10                         $9,823,289



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     The above referenced securities are being sold by Redwood Trust, Inc.,
parent of the  Depositor,   at  the  price  set  forth  above  to  Morgan
Stanley & Co. Incorporated, pursuant to an Underwriting Agreement dated as of May 24, 2004, among Redwood Trust, Inc., RWT Holdings, Inc. and Sequoia Residential Funding, Inc. and Morgan Stanley & Co. Incorporated.

                                 Company Contact
                                John Isbrandtsen
                                 (415) 389-7373
                        john.isbrandtsen@redwoodtrust.com

The prospectus supplement listed in the table above should be read in its entirety by anyone considering an investment in the Securities being offered by Redwood Trust, Inc. Consider carefully the risk factors in the prospectus supplement listed above, which risk factors begin on the page listed above.

The investments referred to above are not insured or guaranteed by any governmental agency. Offers of these Securities are made by prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if the prospectus supplement listed above or this prospectus supplement are accurate or complete. Any representation to the contrary is a criminal offense.

                          Supplement dated May 26, 2004
                to the Prospectus Supplement dated April 14, 2004